UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2010

CELLYNX GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-27147	95-4705831
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

28386 Constellation Road Valencia, California 91355
(Address of principal executive offices)

(949) 305-5290
Registrant’s telephone number, including area code

25910 Acero, Suite 370
Mission Viejo, California 92691
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 15, 2010, at a meeting of the Company’s Board of Directors, Donald A. Wright resigned as Chairman of the Company’s Board of Directors.  At the time of his resignation, Mr. Wright was also serving as Chairman of the Company’s Compensation and Corporate Governance Committee.

Additionally, Tareq Risheq resigned as a member of the Company’s Board of Directors.  At the time of his resignation, Mr. Risheq was serving as members of the following committees of the Company’s Board: Audit Committee and Compensation and Corporate Governance Committee.

In connection with Mr. Wright’s resignation from the Board, the Board appointed Malcolm P. Burke to the Board of Directors.  The Board will determine to which committees, if any, Mr. Burke will be appointed.

Mr. Burke brings a wealth of both business and financial experience to the Company.  Prior to founding Primary Capital Group in 1986, Mr. Burke was a senior advisor and shareholder in Royal LePage Realty, Canada’s largest real estate brokerage firm where he managed the firm’s investment division.  Upon founding the Primary Capital Group, he continued to provide private equity and strategic financial advice to promising early stage and high growth ventures in the natural resource, oil and gas and technology fields.  In the process, he has been responsible for raising capital for private and public companies including many early stage and start up companies. He has been the President and Director of Primary Capital Group since 1988 and has also served as a director of a number of public companies listed on the TSX, NASDAQ and American Stock Exchange and the AIM Market in the UK.  Mr. Burke is a resident of West Vancouver, BC, and is 66 years of age.

Following Mr. Burke’s appointment to the Board, the Board appointed Norman W. Collins as the Chairman of the Board.  Mr. Collins has served as a member of the Company’s Board of Directors since July 2008.

Additionally at the meeting, Daniel Ash resigned from the position of CEO of the Company.  Following his removal as CEO, Mr. Ash resigned as a director of the Company.  Mr. Ash has served as the Company’s CEO and as a director of the Company since July 2008.   It is the Company’s understanding that Mr. Ash resigned from the Board because he felt (i) that it was inappropriate for a majority of directors to seek to appoint a new director without delaying the vote in order to allow him time to investigate the background and qualifications of the proposed new director, (ii) that Messrs. Collins, Yaretz and Burke we representing the interests of Dollardex, Inc. rather than the interests of all shareholders, which those directors expressly deny, and (iii) that he was removed  as CEO of the Company contrary to a December 2009 resolution of the Board, which the Company expressly denies.  A copy of a letter from Mr. Ash setting forth his views is attached hereto as an exhibit.

The Board also appointed Mr. Collins to be the interim CEO of the Company.  The Company will disclose the terms of Mr. Collins’s compensation arrangements as CEO once they have been finalized.

The Board also appointed a committee to begin a search for a new CEO.  The members of the Committee are Dwayne Yaretz and Norman Collins.

ITEM 7.01	Regulation FD Disclosure

On July 21, 2010, the Company issued a Press Release to announce the changes in management structure of the Company.  A copy of the release is attached hereto as an exhibit.

Pursuant to Instruction B.2 of form 8-K, the Press Release filed with this Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

ITEM 9.01	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired – Not Applicable.

(b)	Pro forma financial information – Not Applicable.

(c)	Exhibits

Exhibit	Description

99.1	Daniel Ash Resignation letter
99.2	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLYNX GROUP, INC. (Registrant)

Date: July 21, 2010	By:	/s/ Norman W. Collins
Name: Norman W. Collins
Title: Chief Executive Officer